FOR IMMEDIATE RELEASE
November 4, 2011

For further information contact:
Eric B. Heyer
Senior Vice President and Chief Financial Officer
Kearny Financial Corp.
(973) 244-4024

KEARNY FINANCIAL CORP.
REPORTS FIRST QUARTER 2012 OPERATING RESULTS

Fairfield, New Jersey, November 4, 2011 – Kearny Financial Corp. (NASDAQ GS: KRNY) (the “Company”), the holding company of Kearny Federal Savings Bank (the “Bank”), today reported net income for the quarter ended September 30, 2011 of $2,018,000, or $0.03 per diluted share.

The results represent a decrease of $1,815,000 compared to net income of $3,833,000, or $0.06 per diluted share, for the quarter ended June 30, 2011. The decrease in net income between linked quarters reflected decreases in net interest income and noninterest income that were partially offset by declines in noninterest expense and the provision for loan losses.  In total, these factors resulted in an overall decrease in pre-tax income and the provision for income taxes.

Kearny Federal Savings Bank operates from its administrative headquarters in Fairfield, New Jersey, and 41 retail branch offices located in Bergen, Essex, Hudson, Middlesex, Monmouth, Morris, Ocean, Passaic and Union Counties, New Jersey, including 14 branches operated under the Central Jersey Bank, a division of Kearny Federal Savings Bank brand.  At September 30, 2011, Kearny Financial Corp. had total assets of $2.91 billion which included net loans receivable of $1.23 billion and total investment securities, including mortgage-backed and non-mortgage-backed securities, of $1.18 billion.  As of that same date, deposits and borrowings totaled $2.15 billion and $247.8 million, respectively, while stockholders’ equity totaled $491.5 million or 16.9% of total assets.

The following is a discussion of the Company’s financial results for the quarter ended September 30, 2011 in comparison to those for the prior linked quarter ended June 30, 2011.  Comparative statement of condition information for June 30, 2011 and statement of operations information for the three months ended September 30, 2010 are presented in tabular form in the Financial Highlights section at the end of this discussion.

Net Interest Income

Net interest income during the quarter ended September 30, 2011 was $17.5 million, a decrease of $1.7 million compared to net interest income of $19.3 million during the quarter ended June 30, 2011.  For those same comparative periods, the Company’s net interest margin decreased by 26 basis points to 2.66% from 2.92%.

The decrease in net interest income between linked quarters resulted from a decrease in interest income that was partially offset by a decline in interest expense.  The decrease in interest income between linked periods was primarily attributable to a 27 basis point decline in the average yield on interest-earning assets to 3.80% for the quarter ended September 30, 2011 from 4.07% for the prior quarter ended June 30, 2011.  The decline in average yield was reflected across all categories of interest-earning assets including loans, mortgage-backed securities, non-mortgage-backed securities and other interest-earning assets.  The decline in average yield between linked periods resulted from several factors including an increase in nonaccrual loans, an increase in the average balance of lower yielding short term liquid assets and the reinvestment of principal amortization, maturities and prepayments from higher yielding assets into like assets at comparatively lower yields.

The impact on interest income from the decline in the average yield of interest-earning assets was partially offset by a net increase of $1.6 million in their average balance comprising increases in the average balance of mortgage-backed securities and other interest-earning assets that were partially offset by declines in the average balance of loans and non-mortgage-backed securities.  As a result of the decline in loan balances and increase in mortgage-backed securities, loans receivable declined as a percentage of average interest-earning assets to 47.57% from 48.25% in the prior quarter, further contributing to the decline in overall yield.

As noted, the decrease in net interest income attributable to the decline in interest income between linked quarters was partially offset by a decrease in interest expense between the same comparative periods.  The decrease in interest expense between linked quarters was primarily attributable to a decline in the average cost of interest-bearing liabilities which decreased one basis point to 1.35% for the quarter ended September 30, 2011 from 1.36% for the quarter ended June 30, 2011.  The reduction in average cost reflected a decline in the cost of interest-bearing deposits of two basis points to 1.11% from 1.13% between those same comparative periods.  The reduction in cost was reflected in a decline in the average cost of interest-bearing checking and savings accounts that was partially offset by an slight increase in the average cost of certificates of deposit.  For those same comparative periods, the cost of Federal Home Loan Bank (“FHLB”) borrowings increased by five basis points to 3.75% from 3.70% while the cost of other borrowings, comprised primarily of depositor sweep accounts, declined six basis points to 0.70% from 0.76%.

The impact on interest expense from the decline in the cost of interest-bearing liabilities was augmented by a decrease in their average balance between linked quarters.  The average balance of interest-bearing liabilities decreased by $12.3 million to $2.25 billion for the quarter ended September 30, 2011 from $2.27 billion for the quarter ended June 30, 2011.  The net decrease in average balance was primarily attributable to declines in the average balance of savings accounts and certificates of deposit coupled with declines in the average balances of FHLB borrowings and depositor sweep accounts.  These declines were partially offset by an increase in the average balance of interest-bearing checking accounts.

Provision for Loan Losses

The provision for loan losses totaled $1,065,000 during the quarter ended September 30, 2011 compared to a provision of $1,110,000 for the linked quarter ended June 30, 2011.  A portion of the provision in the current period reflected increases in the level of valuation allowances attributable to impairment losses identified on specific nonperforming loans.  The provision for loan losses also reflected increases to a limited number of environmental loss factors used within the Company’s allowance for loan loss calculation methodology to estimate losses on loans collectively evaluated for impairment.

Non-interest Income

Non-interest income decreased by $1.2 million to $1.1 million for the quarter ended September 30, 2011 from $2.3 million for the quarter ended June 30, 2011.  The decrease in non-interest income between linked quarters was attributable, in part, to the absence in the current period of $777,000 in gains on sale of investment securities that was recorded during the earlier comparative period.  Additionally, loan sale gains decreased by $306,000 to $186,000 for the quarter ended September 30, 2011 from $492,000 for the quarter ended June 30, 2011 reflecting comparatively lesser gains on sale of SBA loans during the more recent quarter.  The decline in non-interest income also reflected comparatively greater losses associated with real estate owned operations.

Non-interest Expense

Non-interest expense decreased by $378,000 to $14.3 million for the quarter ended September 30, 2011 from $14.7 million for the quarter ended June 30, 2011.  The decrease in non-interest expense reflected a decline in salary and employee benefit costs totaling $512,000.  The decline in compensation-related costs reflected the absence in the current quarter of certain costs recognized during the earlier comparative period including severance charges arising from the Company’s acquisition of Central Jersey Bancorp (“Central Jersey”) and supplemental compensation-related costs resulting from the conversion and integration of Central Jersey’s core processing systems.

The noted decrease in non-interest expense also reflected declines in merger-related expense and miscellaneous expense totaling $59,000 and $124,000, respectively, which generally reflected the reduced level of expenses attributable to the Central Jersey acquisition.  However, the Company did recognize an increase in equipment and systems expense of $171,000 between comparative periods that was largely attributable to additional costs arising from the conversion and integration of Central Jersey’s core processing systems.

Provision for Income Taxes

The provision for income taxes decreased by $668,000 to $1.3 million for the quarter ended September 30, 2011 compared to from $2.0 million for the quarter ended June 30, 2011.  The variance in income taxes between comparative quarters was attributable, in part, to the underlying differences in the taxable portion of pre-tax income.  However, income tax expense for the earlier comparative quarter also reflected the recognition of tax benefit on certain merger-related costs that had not been considered deductible prior to that earlier quarter.

Cash and Cash Equivalents

Cash and cash equivalents, which consist primarily of interest-earning and non-interest-earning deposits in other banks, increased by $67.6 million to $290.1 million at September 30, 2011 from $222.6 million at June 30, 2011.  The increase in the balance of short term, liquid assets largely reflects the net declines in the outstanding balance of loans receivable and non-mortgage-backed securities whose cash flows were partially deployed through the net increase in the outstanding balance of mortgage-backed securities.

In accordance with the overall goals of its strategic business plan, the Company may, at times, defer the reinvestment of excess liquidity into the investment portfolio in favor of retaining comparatively higher average balances of short term, liquid assets as a funding source for future loan originations.  Toward that end, the Bank’s pipeline of “in process” loans has generally increased compared to one year earlier due largely to the acquisition of Central Jersey and the continued expansion of the Bank’s commercial loan origination staff separate from that acquisition.

 Notwithstanding the overall increase in the Bank’s loan origination pipeline, Management has determined that the opportunity cost to earnings of maintaining a growing level of short-term liquid assets to fund potential loan growth outweighs the related benefits.  Consequently, a significant portion of the Company’s excess liquidity is expected to be deployed into comparatively higher yielding investments during the next quarter ending December 31, 2011 while the average balance of interest-earning cash and equivalents is generally expected to be maintained at a comparatively lower level than that reported in recent quarters.  Management will continue to monitor the level of short term, liquid assets in relation to the expected need for such liquidity to fund the Company’s strategic initiatives.  The Company may alter its liquidity reinvestment strategies based upon the timing and relative success of those initiatives.

Loans Receivable

The outstanding balance of loans receivable at September 30, 2011, excluding deferred fees and costs and the allowance for loan losses, declined by $24.6 million to $1.24 billion compared to $1.27 billion at June 30, 2011.  The overall decrease in the loan portfolio during the current quarter included a net decline in the balance of one-to-four family mortgage loans, comprising residential first mortgages, home equity loans and home equity lines of credit, of $13.4 million and a net decrease in the balance of construction loans of $3.4 million.  In addition, the combined balances of commercial loans, including non-residential mortgages, multi-family mortgages and commercial business loans, and land loans decreased $7.7 million while consumer loans decreased $200,000.

In general, the aggregate decline in the loan portfolio for the quarter ended September 30, 2011 reflects the continuing diminished level of loan demand resulting from a weak economy and declining real estate values exacerbated by aggressive pricing for certain loan products that are available in the marketplace to a reduced number of qualified borrowers.

At September 30, 2011, the Company’s non-performing assets totaled $49.7 million or 1.71% of total assets and comprised nonperforming loans totaling $42.3 million, or 3.40% of total loans, plus eight REO properties totaling $7.5 million.  By comparison, at June 30, 2011, nonperforming assets totaled $42.5 million or 1.46% of total assets and comprised nonperforming loans totaling $35.0 million, or 2.76% of total loans, plus eight REO properties totaling $7.5 million.  The comparative increase in nonperforming loans was primarily attributable to an increase of $8.3 million in nonaccrual loans that resulted, in part, from the addition of one land loan and one nonresidential mortgage loan with outstanding balances at September 30, 2011 of $2.8 million and $1.9 million, respectively.  The larger of the two loans, which is well secured by vacant land located in northern New Jersey, fully reinstated in October 2011 and is expected to remain current with its future payment obligations.  The borrower for the second loan, which is secured by a full service car wash facility also located in northern New Jersey, is currently working cooperatively with the Bank as the loan progresses through the collection and workout processes. The remaining $3.6 million increase was attributable to the addition of several nonaccrual loans with comparatively smaller principal balances across a variety of loan categories including, but not limited to, residential first mortgage loans and home equity loans, commercial business loans and other commercial mortgage loans.

Mortgage-backed and Non-mortgage-backed Securities

The aggregate balance of mortgage-backed securities, which are predominantly government agency pass-through certificates and collateralized mortgage obligations, increased by $23.8 million to $1.09 billion at September 30, 2011 from $1.06 billion at June 30, 2011.  The net increase reflected security purchases totaling $78.9 million and an increase in the unrealized gain within the available for sale portion of the portfolio of approximately $8.3 million to $36.1 million at September 30, 2011 from $27.8 million at June 30, 2011.  These increases were partially offset by principal repayments, net of premium and discount amortization and accretion, totaling approximately $63.3 million

 The aggregate balance of non-mortgage backed securities decreased by $57.0 million to $94.1 million at September 30, 2011 from $151.1 million at June 30, 2011.  The net decrease primarily reflected principal repayments and maturities totaling $80.9 million for the quarter ended June 30, 2011.  The decrease also reflected a net increase in the unrealized loss on available for sale non-mortgage-backed securities of $942,000 to $2.4 million at September 30, 2011 from $1.5 million at June 30, 2011.  The increase in the net unrealized loss was primarily attributable to a decline in the fair value of the Company’s investment in single issuer, trust preferred securities whose unrealized losses increased by $983,000 to $2.4 million at September 30, 2011 from $1.4 million at June 30, 2011.  The noted increase in unrealized losses, none of which was determined to be the result of other than temporary impairment, was partially offset by net decline in the unrealized losses of other non-mortgage-backed securities totaling $41,000.

Other Assets

The aggregate balance of other assets, including premises and equipment, Federal Home Loan Bank stock, interest receivable, goodwill, bank owned life insurance, deferred income taxes and other miscellaneous assets, decreased by $3.6 million to $208.6 million at September 30, 2011 from $212.2 million at June 30, 2011.  The net change in other assets primarily reflected declines in accrued interest and income taxes receivable coupled with declines in the balance of prepaid assets with other asset categories reflecting the normal fluctuations in the balances of such assets.

Deposits

The balance of total deposits decreased by $747,000 to $2.15 billion at September 30, 2011 from June 30, 2011.  The net decline in deposit balances reflected decreases in non-interest bearing checking and certificates of deposit of $1.7 million and $585,000, respectively, while the balances of interest-bearing checking and savings accounts increased $896,000 and $604,000, respectively.

Borrowings

The Company reported a net increase in borrowings of $149,000 to $247.8 million at September 30, 2011 from $247.6 million at June 30, 2011.  The reported increase primarily reflected a $206,000 increase in the balance of outstanding overnight “sweep account” balances linked to customer demand deposits that was partially offset by the scheduled principal repayment of an amortizing advance from the FHLB.

Stockholders’ Equity and Capital Management

During the quarter ended September 30, 2011, stockholders’ equity increased $3.6 million to $491.5 million from $487.9 million at June 30, 2011.  The increase was partly attributable to net income of $2.0 million for the current quarter that was partially offset by the payment of a $786,000 cash dividend to minority shareholders.  The increase in stockholders’ equity also reflected an increase in accumulated other comprehensive income resulting primarily from increases in the unrealized gain on the available for sale securities portfolios as well as a reduction of unearned ESOP shares for plan shares earned during the period.  Offsetting these increases in stockholders’ equity was an increase in Treasury stock of $2.6 million reflecting the Company’s repurchase of 290,206 shares of its common stock during the quarter ended September 30, 2011.

At September 30, 2011, the Company’s total equity to asset ratio was 16.9% while the equity to assets ratio of the Bank was 16.1%.  As of that same date, the Bank’s ratio of tangible equity to tangible assets was 12.2% while its Tier 1 (Core) Capital and Total (Risk-based) Capital to risk-weighted assets ratios were 25.5% and 25.9%, respectively, far in excess of the 6.0% and 10.0% levels, respectively, required by federal banking regulators to be classified “well-capitalized” under regulatory guidelines.

Statements contained in this news release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to factors discussed in documents filed by Kearny Financial Corp. with the Securities and Exchange Commission from time to time.  The Company does not undertake and specifically disclaims any obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

KEARNY FINANCIAL CORP.
FINANCIAL HIGHLIGHTS
(Dollars in Thousands, Except Per Share Data, Unaudited)
	At
	September 30,	June 30,
	2011	2011
Selected Balance Sheet Data:
Cash and cash equivalents	$290,130	$222,580
Securities available for sale	17,871	44,673
Securities held to maturity	76,218	106,467
Non-mortgage-backed securities	94,089	151,140

Loans receivable	1,243,841	1,268,351
Allowance for loan losses	(12,040)	(11,767)
Net loans receivable	1,231,801	1,256,584

Mortgage-backed securities available for sale	1,084,093	1,060,247
Mortgage-backed securities held to maturity	1,291	1,345
Mortgage-backed securities	1,085,384	1,061,592

Premises & equipment	39,362	39,556
Federal Home Loan Bank stock	13,559	13,560
Goodwill	108,591	108,591
Bank owned life insurance	24,660	24,470
Other assets	22,461	26,063
Total assets	$2,910,037	$2,904,136

Non-interest bearing deposits	$141,423	$143,087
Interest-bearing deposits	2,007,183	2,006,266
Deposits	2,148,606	2,149,353

Federal Home Loan Bank advances	211,404	211,461
Other borrowings	36,387	36,181
Borrowings	247,791	247,642

Other liabilities	22,185	19,267
Total liabilities	2,418,582	2,416,262

Stockholders' equity	491,455	487,874
Total liabilities & stockholders' equity	$2,910,037	$2,904,136

Consolidated Capital Ratios:
Equity to assets at period end	16.89%	16.80%
Tangible equity to tangible assets at period end (1)	13.09%	13.11%

Share Data:
Outstanding shares (in thousands)	67,561	67,851
Closing price as reported by NASDAQ	$8.84	$9.11
Equity per share	$7.27	$7.19
Tangible equity per share (1)	$5.36	$5.35

Asset Quality Ratios:
Non-performing loans to total loans	3.40%	2.76%
Non-performing assets to total assets	1.71%	1.46%
Allowance for loan losses to total loans	0.97%	0.93%
Allowance for loan losses to non-performing loans	28.47%	33.65%

(1) Tangible equity equals total stockholders' equity reduced by goodwill, core deposit intangible assets and accumulated other comprehensive income.

KEARNY FINANCIAL CORP.
FINANCIAL HIGHLIGHTS
(Dollars in Thousands, Except Per Share Data, Unaudited)

	For the Three Months Ended
	September 30,	June 30,	September 30,
	2011	2011	2010
Summary of Operations:
Interest income on:
Loans receivable	$16,468	$17,458	$13,801
Mortgage-backed securities	7,982	8,163	7,398
Non-mortgage-backed securities	536	1,138	1,565
Other interest-earning assets	195	214	179
Total interest-earning assets	25,181	26,973	22,943

Interest expense on:
Interest-bearing checking	813	899	775
Savings and clubs	422	450	730
Certificates of deposit	4,357	4,344	4,818
Total interest-bearing deposits	5,592	5,693	6,323
Federal Home Loan Bank advances	1,979	1,958	2,075
Other borrowings	63	68	0
Total borrowings	2,042	2,026	2,075
Total interest-bearing liabilities	7,634	7,719	8,398

Net interest income	17,547	19,254	14,545
Provision for loan losses	1,065	1,110	1,251
Net interest income after loan loss provision	16,482	18,144	13,294

Fees and service charges	626	645	342
Gain on securities, including other-than-temporary impairment	0	777	0
Gain on sale of loans	186	492	0
Income from bank-owned life insurance	189	181	163
Electronic banking fees and charges	235	234	114
Loss from REO operations	(154)	(50)	(14)
Miscellaneous	36	38	26
Total non-interest income	1,118	2,317	631

Salaries and employee benefits	8,161	8,673	6,953
Net occupancy expense of premises	1,585	1,490	1,049
Equipment and systems	1,969	1,798	1,177
Advertising and marketing	301	248	246
Federal deposit insurance premium	485	482	447
Directors' compensation	166	171	558
Merger-related expenses	0	59	40
Miscellaneous	1,614	1,738	1,174
Total non-interest expense	14,281	14,659	11,644

Income before taxes	3,319	5,802	2,281
Provision for income taxes	1,301	1,969	946
Net income	$2,018	$3,833	$1,335

Per Share Data:
Net income per share - basic	$0.03	$0.06	$0.02
Net income per share - diluted	$0.03	$0.06	$0.02
Weighted average number of common shares
outstanding - basic (in thousands)	66,961	67,107	67,219
Weighted average number of common shares
outstanding - diluted (in thousands)	66,961	67,107	67,219
Cash dividends per share (1)	$0.05	$0.05	$0.05
Dividend payout ratio (2)	39.0%	20.9%	59.9%

(1) Represents dividends declared per common share.
(2) Represents dividends declared, excluding dividends waived by Kearny MHC, divided by net income.

KEARNY FINANCIAL CORP.
FINANCIAL HIGHLIGHTS
(Dollars in Thousands, Except Per Share Data, Unaudited)

	For the Three Months Ended
	September 30,	June 30,	September 30,
	2011	2011	2010
Average Balances:
Loans receivable	$1,260,254	$1,277,478	$1,005,826
Mortgage-backed securities	1,056,924	977,141	737,388
Non-mortgage-backed securities	121,251	228,778	275,658
Other interest-earning assets	210,897	164,283	115,037
Total interest-earning assets	2,649,326	2,647,680	2,133,909
Non-interest-earning assets	260,000	246,019	223,336
Total assets	$2,909,326	$2,893,699	$2,357,245

Interest-bearing checking	$450,585	$445,276	$273,524
Savings and clubs	403,602	416,068	336,377
Certificates of deposit	1,152,715	1,157,456	976,816
Total interest-bearing deposits	2,006,902	2,018,800	1,586,717
Federal Home Loan Bank advances	211,138	211,492	210,000
Other borrowings	35,963	35,990	0
Total borrowings	247,101	247,482	210,000
Total interest-bearing liabilities	2,254,003	2,266,282	1,796,717
Non-interest-bearing liabilities	167,869	148,585	76,504
Total liabilities	2,421,872	2,414,867	1,873,221
Stockholders' equity	487,454	478,832	484,024
Total liabilities and stockholders' equity	$2,909,326	$2,893,699	$2,357,245
Average interest-earning assets to average
interest-bearing liabilities	117.54%	116.83%	118.77%

KEARNY FINANCIAL CORP.
FINANCIAL HIGHLIGHTS

	For the Three Months Ended
	September 30,	June 30,	September 30,
	2011	2011	2010
Performance ratios:
Yield on average:
Loans receivable	5.23%	5.47%	5.49%
Mortgage-backed securities	3.02%	3.34%	4.04%
Non-mortgage-backed securities	1.77%	1.99%	2.27%
Other interest-earning assets	0.37%	0.52%	0.62%
Total interest-earning assets	3.80%	4.07%	4.30%

Cost of average:
Interest-bearing checking	0.72%	0.81%	1.13%
Savings and clubs	0.42%	0.43%	0.87%
Certificates of deposit	1.51%	1.50%	1.97%
Interest-bearing deposits	1.11%	1.13%	1.59%
Federal Home Loan Bank advances	3.75%	3.70%	3.95%
Other borrowings	0.70%	0.76%	0.00%
Total borrowings	3.31%	3.28%	3.95%
Total interest-bearing liabilities	1.35%	1.36%	1.87%

Net interest rate spread (1)	2.45%	2.71%	2.43%
Net interest margin (2)	2.66%	2.92%	2.73%
Non-interest income to average assets	0.15%	0.32%	0.11%
Non-interest expense to average assets	1.96%	2.03%	1.98%
Efficiency ratio	76.51%	67.95%	76.73%
Return on average assets	0.28%	0.53%	0.23%
Return on average equity	1.66%	3.20%	1.10%

(1) Interest income divided by average interest-earning assets less interest expense divided by average interest-bearing liabilities.
(2) Net interest income divided by average interest-earning assets.